SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 7)
ANHEUSER BUSCH COMPANIES, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
035229103
(CUSIP Number)
Check the following box if a fee is being
paid with this statement.
(A fee is not required only if the filing
person: (1) has a previous statement on
file reporting beneficial ownership of more
than five percent of the class of
securities described in Item 1; and (2) has
filed no amendment subsequent thereto
reporting beneficial ownership of five
percent or less of such class). (See Rule
13d-7).
The remainder of this cover page shall be
filled out for a reporting person's initial
filing on this form with respect to the
subject class of securities, and for any
subsequent amendment containing information
which would alter the disclosures provided
in a prior cover page.
The information required in the remainder
of this cover page shall not be deemed to
be "filed" for the purpose of Section 18 of
the Securities Exchange Act of 1934 ("Act")
or otherwise subject to the liabilities of
that section of the Act but shall be
subject to all other provisions of the Act
(however, see the Notes).
(Continued on following pages(s))
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
12446440
6
SHARED VOTING POWER
12289779
7
SOLE DISPOSITIVE POWER
5472207
8
SHARED DISPOSITIVE POWER
13355715
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
25121850
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9 5.13
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
12446440
6
SHARED VOTING POWER
12289779
7
SOLE DISPOSITIVE POWER
5472207
8
SHARED DISPOSITIVE POWER
13355715
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
25121850
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
5.13
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Kentucky, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
300
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
300
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1763760
6
SHARED VOTING POWER
526968
7
SOLE DISPOSITIVE POWER
1397703
8
SHARED DISPOSITIVE POWER
779600
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
2586542
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .53
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Tennessee, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
8930
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
5930
8
SHARED DISPOSITIVE POWER
3000
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
8930
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1679547
6
SHARED VOTING POWER
10860
7
SOLE DISPOSITIVE POWER
241494
8
SHARED DISPOSITIVE POWER
126105
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
1736694
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .35
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
1679547
6
SHARED VOTING POWER
10860
7
SOLE DISPOSITIVE POWER
241494
8
SHARED DISPOSITIVE POWER
126105
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
1736694
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .35
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
TradeStreet Investment Associates,
Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
124300
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
124300
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
124300
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .03
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 035229103
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
8869603
6
SHARED VOTING POWER
11751951
7
SOLE DISPOSITIVE POWER
3702860
8
SHARED DISPOSITIVE POWER
12425010
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
20789384
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN
ROW 9
4.24
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Anheuser Busch Companies, Inc.
Item 1(b) Address of Issuer's Principal
Executive Offices:
One Busch Place
St. Louis, Missouri 63118-1852
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank of Kentucky, N.A.
(d) NationsBank, N.A.
(e) NationsBank of Tennessee, N.A.
(f) NationsBank Texas Bancorporation, Inc.
(g) NationsBank of Texas, N.A.
(h) TradeStreet Investment Associates,
Inc.
(i) Boatmen's Trust Company
Item 2(b) Address of Principal Business
Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
(b) 100 North Tryon Street, NationsBank
Corporate Center, Charlotte, North
Carolina 28255
(c) 72 South Main Street, Hopkinsville,
Kentucky 42240
(d) 110 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
(e) One NationsBank Plaza, Nashville,
Tennessee 37219-1697
(f) 100 North Tryon Street, NationsBank
Corporate Center, Charlotte, North
Carolina 28255
(g) 901 Main Street, Dallas, Texas 75202
(h) 101 South Tryon Street, 10th Floor,
Charlotte, North Carolina 28255
(i) Boatmen's Tower, 100 North Broadway,
St. Louis, Missouri 63102
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
(d) U.S. National Banking Association
(e) U.S. National Banking Association
(f) Delaware corporation
(g) U.S. National Banking Association
(h) Maryland corporation
(i) Missouri corporation
Item 2(d) Title of Class of Securities:
Common Stock
Item 2(e) CUSIP Number:
035229103
Item 3 If this statement is filed
pursuant to Rules 13d-1 (b), or 13d-
2(b), check whether the person filing
is a:
(a)
Broker or Dealer registered under
Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of the
Act
(c)
Insurance Company as defined in Section
3(a)(19) of the Act
(d)
Investment Company registered under Section
8 of the Investment
Company Act
(e)
X
Investment Advisor registered under Section
203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund which
is subject to the
provisions of the Employee Retirement
Income Security Act of 1974 or Endowment
Fund; see Sub-section 240.13d-
1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance with
Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank of Kentucky, N.A.
NationsBank, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Texas, N.A.
Boatmen's Trust Company
The following entities are registered
investment advisors:
TradeStreet Investment Associates,
Inc.
Item 4 Ownership:
With respect to the beneficial ownership
of the reporting entity as of 12/31/97,
see
Items 5 through 11, inclusive, of the
respective cover pages of this Schedule
13G applicable to such entity which are
incorporated herein by reference.
Item 5 Ownership of Five Percent or Less
of a Class:
If this statement is being filed to report
the fact that as of the date hereof the
reporting person has ceased to be the
beneficial owner of more than five percent
of the class of securities, check the
following
Item 6 Ownership of More Than Five Percent
on Behalf of Another Person:
To the extent that the reported shares are
held in various fiduciary accounts,
dividends and the proceeds of such shares
are payable to other persons, including such
accounts, the beneficiaries or settlors
thereof or a combination of such persons. In
certain instances, other persons
(including beneficiaries and settlors) may
be deemed to have the
power to direct receipt of dividends or the
proceeds of the sale of shares reported
herein. To the best of the undersigned's
knowledge and belief, no one other person
has such an economic interest relating to
more than 5% of the class of reported
shares.
Item 7 Identification and Classification of
the Subsidiary Which Acquired
the Security Being Reported on By the Parent
Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the
Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding company of
the following:
a. NB Holdings Corporation, which is a
holding company of its subsidiaries,
NationsBank of Kentucky, N.A.
NationsBank, N.A.
Boatmen's Trust Company
NationsBank of Tennessee, N.A.
classifiable under Item 3(b) as Banks as
defined in Section 3(a)(6) of the Securities
Exchange Act of 1934.
b. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank Texas Bancorporation, Inc.,
which is a holding company of its
subsidiary, NationsBank of Texas, N.A.,
classifiable under Item 3(b) as a Bank as
defined in Section 3(a)(6) of the Securities
Exchange Act of 1934.
c. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank, N.A., which is a holding
company of its subsidiary, TradeStreet
Investment Associates, Inc., a registered
investment advisor under the Investment
Advisors Act of 1940.
Item 8 Identification and Classification of
Members of the Group:
Except for the relationships referred to in
Item 7 hereof, the reporting entities do not
affirm the existence of a group. This Form
is filed on behalf of each of the entities
listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the
best of my knowledge and belief, the
securities referred to above were acquired
in the ordinary course of business and were
not acquired for the purpose of and do not
have the effect of changing or influencing
the control of the issuer of such securities
and were not acquired in connection with or
as a participant in any transaction having
such purpose or effect.
Signature
After reasonable inquiry and to the best of
my knowledge and belief, I certify that the
information set forth in this statement is
true, complete and correct.
NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK OF KENTUCKY, N.A.
NATIONSBANK, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
TRADESTREET INVESTMENT ASSOCIATES,
INC.
BOATMEN'S TRUST COMPANY
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President